Exhibit 4.24.1

Additional Agreement No. 1

to Contract between No. 747-05-23(03-01-1035) dated January 1, 2006

Moscow	Dated: August 16, 2007

Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Dmitry Yevgenievich Yerokhin, authorized to act by the Charter, on the one part, and North-Western Telecom, Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by General Director Vladimir Aleksandrovich Akulich, authorized to act by the Charter, on the other part hereinafter collectively referred to as the “Parties”, and severally, as “Party”, have entered into this Additional Agreement (hereinafter, “the Agreement”) on the incorporation of the below-listed amendments to Contract No. 747-05-23 entered into by the Parties on January 01, 2006 (hereinafter, “the Contract”), as follows:

1.             Clause 1.4. of the Contract shall be amended as follows:

“1.4. “Accrued income” means money funds including outlay taxes to the Operator by the Users for the Services rendered in the corresponding month.

2.             Clause 1.5. of the Contract shall be amended as follows:

“1.5. “Associated Operator” shall mean a telecommunications operator whose telecommunication network is connected to the Operator’s network on the local or zonal level and in respect of whose Users the Operator performs legal and actual acts pursuant to Clause 2 hereof”

3.             . Clause 1.6. of the Contract shall be amended as follows:

“1.6. “Users” (“Subscribers”) means legal entities and individuals ordering and (or) using Rostelecom’s telephone services via the Operator or via a telecommunications operator whose telecommunications network is connected to the Operator’s network on the local or zonal level, in respect of which legal entities and individuals the Operator performs legal and actual acts pursuant to Clause 2 hereof.3”.

4.             Clause 1.7. of the Contract shall be amended as follows:

“1.7. “Revenue earned” means money funds actually received by the Operator from the Users in the Reporting period on account of payment for the Telecommunication Services.

5.                                       Clause 1.13. of the Contract shall be amended as follows:

6.               “1.13. “Reporting period” means a calendar month during which Telecommunication Services were rendered to the Users”.

7.             Section 3 of the Contract shall be supplemented with Clause  3.3.13 as follows: “The Operator shall, on a monthly basis and until the 10th day, submit to Rostelecom a list of operators whose telecommunications networks are connected to the Operator’s network on a local or zonal level as of the last calendar day of the reporting period, in respect of whose Users the Operator performs legal and actual acts pursuant to Clause 2 hereof (“list of operators”). The said report shall be submitted according to the form indicated in Appendix No. 12 (“List of Operators”) hereto.

8.             Appendix 3 hereto shall be amended in version 2

9.             Appendix 4 hereto shall be amended in version 2

10.           Appendix 4 hereto shall be amended in version 2

11.           Appendix No.7 hereto shall be amended in version 2;

12.           Appendix 8 hereto shall be amended in version 2

13.           This Agreement is an integral part of the Contract.

14.           All terms used in this Agreement have a meaning, fixed for them in the Contract.

15.           All the rest, not indicated in this Agreement, is subject to the provisions of the Contract.

16.           The agreement is issued in the Russian language in two original counterparts, one for each Party.

17.           This Agreement shall become effective as its date and shall remain in effect until the expiration of Contract No.747-05-23 (03-01-1035)dated January 01, 2006. The Parties recognize that the terms and conditions of their Agreement shall apply to their relationships arising as from the date of the Contract dated January 01, 2006.

18.           Clause 12.5. shall be supplemented with appendix No.12 “The list of operators whose telecommunication networks are connected to the Operator’s network and in respect of whose users the Operator has performed legal and actual acts pursuant to Clause 2 of the Contract”

19.                                 This agreement is accompanied with:

a.	Appendix 3 shall be amended in version 2:
b.	Appendix 4 shall be amended in version 2:
c.	Appendix 5 shall be amended in version 2:
d.	Appendix 7 shall be amended in version 2:
e.	Appendix 8 shall be amended in version 2:
f.	Appendix No. 12
g.

20.           Signatures of the Parties.

OAO Rostelecom:	OJSC NWT:

General Director	General Director

D.Ye. Yerokhin
Dt. 2006	Dt. 2006
Seal here	Seal here